SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                Amendment No. 11
                                       to
                                  SCHEDULE 13D


                    Under the Securities Exchange Act of 1934

                           The Leslie Fay Company Inc.
                                (Name of Issuer)


                          Common Stock, $.01 par value
                         (Title of Class of Securities)


                                    527016109
                                 (CUSIP Number)


                             Abbe L. Dienstag, Esq.
                       Kramer Levin Naftalis & Frankel LLP
                                919 Third Avenue
                            New York, New York 10022
                                 (212) 715-9100

                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                               and Communications)


                                  August 25, 1999
                      (Date of Event which Requires Filing
                               of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d- 1(b)(3) or (4), check the following box: /_/


                               Page 1 of 11 pages

                                  SCHEDULE 13D
CUSIP No. 527016109                                           Page 2 of 11 pages
--------------------------------------------------------------------------------
1)  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            DICKSTEIN & CO., L.P.                                     13-3321472
--------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a)   [_]

                                                     (b)   SEE ITEM 5
--------------------------------------------------------------------------------
3)  SEC USE ONLY

--------------------------------------------------------------------------------
4)  SOURCE OF FUNDS

             WC
--------------------------------------------------------------------------------
5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) OR 2(e)                                                [_]

--------------------------------------------------------------------------------
6)  CITIZENSHIP OR PLACE OF ORGANIZATION

            DELAWARE
--------------------------------------------------------------------------------
                   7)   SOLE VOTING POWER
                        Not Applicable
  NUMBER OF
    SHARES        --------------------------------------------------------------
 BENEFICIALLY      8)   SHARED VOTING POWER
   OWNED BY             395,098 (See Item 5)
EACH REPORTING
    PERSON        --------------------------------------------------------------
     WITH          9)   SOLE DISPOSITIVE POWER
                        Not Applicable
                  --------------------------------------------------------------
                  10)   SHARED DISPOSITIVE POWER
                        395,098 (See Item 5)
--------------------------------------------------------------------------------
11)  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED BY EACH REPORTING PERSON
     395,098 (See Item 5)
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
     SHARES                                                     [_]
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     7.8% (See Item 5)
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON
            PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP No. 527016109                                           Page 3 of 11 pages
--------------------------------------------------------------------------------
1)  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            DICKSTEIN INTERNATIONAL LIMITED
--------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a)   [_]
                                                     (b)   SEE ITEM 5
--------------------------------------------------------------------------------
3)  SEC USE ONLY

--------------------------------------------------------------------------------
4)  SOURCE OF FUNDS

             WC
--------------------------------------------------------------------------------
5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) OR 2(e)                                                [_]

--------------------------------------------------------------------------------
6)  CITIZENSHIP OR PLACE OF ORGANIZATION

            BRITISH VIRGIN ISLANDS
--------------------------------------------------------------------------------
                   7)   SOLE VOTING POWER
                        Not Applicable
  NUMBER OF
    SHARES        --------------------------------------------------------------
 BENEFICIALLY      8)   SHARED VOTING POWER
   OWNED BY             52,091 (See Item 5)
EACH REPORTING
    PERSON        --------------------------------------------------------------
     WITH          9)   SOLE DISPOSITIVE POWER
                        Not Applicable
                  --------------------------------------------------------------
                  10)   SHARED DISPOSITIVE POWER
                        52,091 (See Item 5)
--------------------------------------------------------------------------------
11)  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED BY EACH REPORTING PERSON
     52,091 (See Item 5)
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
     SHARES                                                     [_]
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     1.0% (See Item 5)
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON
            CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP No. 527016109                                           Page 4 of 11 pages
--------------------------------------------------------------------------------
1)  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          DICKSTEIN PARTNERS, L.P.                                  13-3544838
--------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a)   [_]

                                                     (b)   SEE ITEM 5
--------------------------------------------------------------------------------
3)  SEC USE ONLY

--------------------------------------------------------------------------------
4)  SOURCE OF FUNDS

             AF
--------------------------------------------------------------------------------
5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) OR 2(e)                                                [_]

--------------------------------------------------------------------------------
6)  CITIZENSHIP OR PLACE OF ORGANIZATION

            DELAWARE
--------------------------------------------------------------------------------
                   7)   SOLE VOTING POWER
                        Not Applicable
  NUMBER OF
    SHARES        --------------------------------------------------------------
 BENEFICIALLY      8)   SHARED VOTING POWER
   OWNED BY             395,098 (See Item 5)
EACH REPORTING
    PERSON        --------------------------------------------------------------
     WITH          9)   SOLE DISPOSITIVE POWER
                        Not Applicable
                  --------------------------------------------------------------
                  10)   SHARED DISPOSITIVE POWER
                        395,098 (See Item 5)
--------------------------------------------------------------------------------
11)  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED BY EACH REPORTING PERSON
     395,098 (See Item 5)
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
     SHARES                                                     [_]
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     7.8% (See Item 5)
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON
            PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP No. 527016109                                           Page 5 of 11 pages
--------------------------------------------------------------------------------
1)  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            DICKSTEIN PARTNERS INC.                                   13-3537972
--------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a)   [_]

                                                     (b)   SEE ITEM 5
--------------------------------------------------------------------------------
3)  SEC USE ONLY

--------------------------------------------------------------------------------
4)  SOURCE OF FUNDS

             AF
--------------------------------------------------------------------------------
5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) OR 2(e)                                                [_]

--------------------------------------------------------------------------------
6)  CITIZENSHIP OR PLACE OF ORGANIZATION

            DELAWARE
--------------------------------------------------------------------------------
                   7)   SOLE VOTING POWER
                        Not Applicable
  NUMBER OF
    SHARES        --------------------------------------------------------------
 BENEFICIALLY      8)   SHARED VOTING POWER
   OWNED BY             447,189 (See Item 5)
EACH REPORTING
    PERSON        --------------------------------------------------------------
     WITH          9)   SOLE DISPOSITIVE POWER
                        Not Applicable
                  --------------------------------------------------------------
                  10)   SHARED DISPOSITIVE POWER
                        447,189 (See Item 5)
--------------------------------------------------------------------------------
11)  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED BY EACH REPORTING PERSON
     447,189 (See Item 5)
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
     SHARES                                                     [_]
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     8.8% (See Item 5)
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON
            CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP No. 527016109                                           Page 6 of 11 pages
--------------------------------------------------------------------------------
1)  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            MARK DICKSTEIN
--------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a)   [_]

                                                     (b)   SEE ITEM 5
--------------------------------------------------------------------------------
3)  SEC USE ONLY

--------------------------------------------------------------------------------
4)  SOURCE OF FUNDS

             AF, OO
--------------------------------------------------------------------------------
5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) OR 2(e)                                                [_]

--------------------------------------------------------------------------------
6)  CITIZENSHIP OR PLACE OF ORGANIZATION

            UNITED STATES
--------------------------------------------------------------------------------
                   7)   SOLE VOTING POWER
                        10,000/1/
  NUMBER OF
    SHARES        --------------------------------------------------------------
 BENEFICIALLY      8)   SHARED VOTING POWER
   OWNED BY             447,189 (See Item 5)
EACH REPORTING
    PERSON        --------------------------------------------------------------
     WITH          9)   SOLE DISPOSITIVE POWER
                        10,000/1/
                  --------------------------------------------------------------
                  10)   SHARED DISPOSITIVE POWER
                        447,189 (See Item 5)
--------------------------------------------------------------------------------
11)  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED BY EACH REPORTING PERSON
     457,189 (See Item 5)
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
     SHARES                                                     [_]
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     9.0% (See Item 5)
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON
            IN
--------------------------------------------------------------------------------

/1/ Consists of 10,000 shares of Common Stock issuable upon exercise of options held by the reporting person.

                        Amendment No. 11 to Schedule 13D

            This amends the Schedule 13D dated August 15, 1997 (the "Schedule 13D"), as amended by Amendment No. 1 dated August 21, 1997, Amendment No. 2 dated August 28, 1997, Amendment No. 3 dated September 5, 1997, Amendment No. 4 dated September 10, 1997, Amendment No. 5 dated September 19, 1997, Amendment No. 6 dated September 24, 1997, Amendment No. 7 dated November 10, 1997, Amendment No. 8 filed March 10, 1999, Amendment No. 9 filed on March 25, 1999 and amendment No. 10 dated May 13, 1999 by Dickstein & Co., L.P. ("Dickstein & Co."), Dickstein Focus Fund L.P. ("Dickstein Focus"), Dickstein International Limited ("Dickstein International"), Dickstein Partners, L.P. ("Dickstein Partners"), Dickstein Partners Inc. ("Dickstein Inc.") and Mark Dickstein with respect to the Common Stock, $.01 par value (the "Common Stock"), of The Leslie Fay Company, Inc., a Delaware corporation (the "Company"). Notwithstanding this Amendment No. 11, the Schedule 13D speaks as of its respective dates. Capitalized terms used without definition have the meanings ascribed to them in the Schedule 13D.

            I. Items 5(a) and 5(c) of the Schedule 13D "Interest in Securities of the Issuer" are amended and restated in their entirety as follows:

            "(a) The Reporting Persons beneficially own an aggregate of 457,189 shares of Common Stock, representing approximately 9.0% of the Common Stock outstanding. Dickstein & Co. owns 395,098 of such shares, representing approximately 7.8% of the Common Stock outstanding, Dickstein International owns 52,091 of such shares, representing approximately 1.0% of the Common Stock outstanding, and Mark Dickstein owns 10,000 of such shares, which are issuable pursuant to currently exercisable options and which represent approximately 0.2% of the Common Stock outstanding./2/"

            "(c) On August 17, 1999, each of Dickstein & Co., and Dickstein International elected to receive from the Company, $7.00 in cash in exchange for, respectively, 200,000 and 50,000 shares of Common Stock pursuant to the Company's merger with a subsidiary described in a prior amendment to the
Schedule 13D.

             Under the terms of the merger, electing shareholders received cash for 0.7781893 of their shares as to which they had made a cash election. The merger was consummated on August 25, 1999, and on that date the Company purchased 155,638 shares from

--------
2 Percentages are based upon 5,053,000 shares of Common Stock reported outstanding in the Company's press release issued August 25, 1999.

Dickstein & Co. and 38,909 shares from Dickstein International Limited.

             Except for the transactions described above none of the persons identified in Item 2 has effected any transactions in the Common Stock during the past 60 days."

                                    SIGNATURE

           After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.

Date:  August 30, 1999

                             DICKSTEIN & CO., L.P.

                             By: Alan Cooper, as Vice President of
                             Dickstein Partners Inc., the general
                             partner of Dickstein  Partners, L.P.,
                             the general partner of Dickstein & Co., L.P.

                             /s/ Alan Cooper
                             Name: Alan Cooper

                             DICKSTEIN INTERNATIONAL LIMITED

                             By:  Alan Cooper, as Vice President
                             of Dickstein Partners Inc., the
                             agent of Dickstein International
                             Limited

                             /s/ Alan Cooper
                             Name: Alan Cooper

                             DICKSTEIN PARTNERS, L.P.

                             By:  Alan Cooper, as Vice President
                             of Dickstein Partners Inc., the
                             general partner of Dickstein
                             Partners, L.P.

                             /s/ Alan Cooper
                             Name: Alan Cooper

                             DICKSTEIN PARTNERS INC.

                             By:  Alan Cooper, as Vice President


                             /s/ Alan Cooper
                             Name: Alan Cooper


                             /s/ Mark Dickstein
                             Name: Mark Dickstein